PCMT CORPORATION
4 Nafcha Street
Jerusalem, Israel 95508
(972) (0)2-800-1128

May 18, 2008

Mr. Shabtai Shoval
Chief Executive Officer
Suspect Detection Systems Ltd.
31 Habarzel Street
Tel Aviv Israel

Re: Letter of Intent between PCMT Corporation and Suspect Detection Systems Ltd.

Dear Sir:

Reference is hereby made to the (i) letter dated October 18, 2007 (the "Letter") between the undersigned, PCMT Corporation, a Delaware corporation ("PCMT") and Suspect Detection Systems Ltd., an Israeli corporation ("SDS"), (ii) letter of intent dated November 14, 2007 (the "Letter of Intent") between PCMT and SDS and (iii) the letter dated January __, 2008 (the "Third Letter"), between PCMT and SDS. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in said letter agreements between the parties (together, the "Letter Agreements").

1. Payments. As of the date hereof, PCMT has paid SDS an aggregate of $150,000 under the Letter Agreements. PCMT further agrees to advance SDS $80,000 each month no later than the 15th business day of each month, commencing this month and continuing until the consummation of the Transaction or the termination of the Transaction as provided herein.

2. Termination. The second paragraph of Paragraph 3 of the Third Letter is hereby deleted in its entirety.

The Letter Agreements and this letter agreement may be terminated: (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on December 31, 2008 if a Definitive Agreement is not executed and delivered by the parties prior to such time; (c) if a Definitive Agreement is entered into by the parties, upon the earlier of the closing thereof or the termination thereof, in which case the Letter Agreements shall automatically terminate, (d) by either party if the Transaction is enjoined by a court or any governmental body (including if consummation of the Transaction is enjoined pending approval by the shareholders of PCMT), (e) by PCMT, if PCMT, in its sole and absolute discretion, is not satisfied with the results of negotiations for the Transaction prior to the execution and delivery of the Definitive Agreement, provided that in the case of (e), PCMT shall make one additional payment to SDS in the amount set forth in Paragraph 1 hereof.

4. Reference. On and after the date hereof, each reference to the Letter and/or the Letter of Intent shall mean, and be a reference to the terms set forth herein and therein.

5. Counterparts. This letter may be executed in one or more counterparts and by facsimile, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6. Captions. The captions used herein are intended for convenience of reference only, shall not constitute any part of this agreement and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this agreement.

7. Binding Effect. This agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, representatives and the permitted successors and assigns of the parties hereto.

8. Governing Law. This agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws rules applied in such state.

Very truly yours,

PCMT CORPORATION

By:________________
Name: Asher Zwebner
Title: CFO

Agreed and Accepted:

SUSPECT DETECTION SYSTEMS LTD.

By:________________
Name: Shabtai Shoval
Title: Chief Executive Officer